DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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            Dreyfus Investment Grade Funds, Inc.

-          Dreyfus Intermediate Term Income Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DREYFUS INTERMEDIATE TERM INCOME FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, NY 10166

IMPORTANT FUND PROPOSAL

August 17, 2018

[Name]
[Address line 1]
[Address line 2]

Dear Shareholder:

We have tried unsuccessfully to reach you, by phone or by mail, regarding a very important matter concerning Dreyfus Intermediate Term Income Fund (the Fund ). This matter pertains to the proposed merger of the Fund into BNY Mellon Insight Core Plus Fund. Both the Fund and BNY Mellon Insight Core Plus Fund have similar investment objectives and substantially similar investment management policies. Both funds are managed by The Dreyfus Corporation and BNY Mellon Insight Core Plus Fund is sub-advised by Insight North America LLC, an affiliate of The Dreyfus Corporation. BNY Mellon Insight Core Plus Fund has a lower management fee than the Fund and the combined fund is estimated to have a lower total annual expense ratio than the Fund as a result of the merger. BNY Mellon Insight Core Plus Fund had a better performance record than the Fund for the one- and five- year periods ended December 31, 2017. If the merger is approved, the Fund will no longer exist and you will become a shareholder of BNY Mellon Insight Core Plus Fund.

We would really appreciate speaking with you regarding this important matter. Please contact us before September 5, 2018. You can call us toll-free at 1-877-478-5047 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday and Saturday from 10:00 a.m. to 6:00 p.m. Eastern. The call will only take a few moments of your time and there is no confidential information required.

At the time of the call, please reference the number listed below.

ACCOUNT ID:	TAG ID HERE

For more information on the proposed merger, please refer to the prospectus/proxy statement previously sent to you. If you no longer have this document, our representatives also will be able to answer any questions you may have or mail the material to you.

Thank you for your time and your support.

Bradley J. Skapyak
President
Dreyfus Investment Grade Funds, Inc., on behalf of Dreyfus Intermediate Term Income Fund